INVESTOR CONTACT:

Dana P. Sidur

dsidur@alpine-group.com

201-549-4400

The Alpine Group, Inc. Revises and Extends Modified Dutch Auction Tender Offer

EAST RUTHERFORD, N.J, April 4, 2006 -- The Alpine Group, Inc. (OTC:APNI.OB) announced today that it will increase the maximum number of shares it is offering to purchase from 6,000,000 shares to 6,500,000 shares. The Company is extending the expiration date of its tender offer to purchase up to 6,500,000 shares of its common stock at a price not greater than $3.50 nor less than $3.00 per share from midnight, New York City time, on Monday, April 3, 2006, to midnight, New York City time, on Tuesday, April 18, 2006 (unless the Company further extends the expiration date of the tender offer). The Company will update its previous disclosure in the offer to purchase mailed to its shareholders by filing an amendment to its Schedule TO with the Securities and Exchange Commission ("SEC") to increase the maximum number of shares and to make certain other technical changes to the offer to purchase.

As previously announced, certain of Alpine’s directors and executive officers have advised Alpine that they intend to tender up to an aggregate of approximately 1.5 million of their shares in the tender offer.

MacKenzie Partners, Inc. is the information agent for the Offer. The depositary is American Stock Transfer & Trust Company. For questions and information, please call the information agent at (212) 929-5500 or (800) 322-2885.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF THE ALPINE GROUP’S COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT THE ALPINE GROUP'S DISTRIBUTED TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM MACKENZIE PARTNERS, INC. THE INFORMATION AGENT FOR THE TENDER OFFER, BY DIRECTING SUCH REQUEST TO MACKENZIE PARTNERS, INC., AT 105 MADISON AVENUE, NEW YORK, NEW YORK 10016 OR CALLING (212) 929 5500 OR (800) 322-2885. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Alpine

Alpine is a holding company which over the past several years has owned controlling equity interests in industrial businesses which have been operated as subsidiaries. Alpine currently owns 100% of Essex Electric Inc., which is engaged in plastic resin compounding and copper scrap reclamation, and 46% of Superior Cables Ltd., the largest Israeli based producer of wire and cable products.

Safe Harbor Statement

This press release, including any documents incorporated by reference or deemed to be incorporated by reference, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,”

“intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

Stockholders should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: uncertainties related to Alpine’s ability to implement Alpine’s business strategy; uncertainties related to litigation; economic and political conditions in the U.S. and abroad; and other risks outlined in Alpine’s filings with the SEC. All forward-looking statements are effective only as of the date they are made and Alpine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

These risks and uncertainties include risks related to Alpine’s businesses as well as the factors relating to the transactions discussed in Alpine’s offer to purchase. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of the offer to purchase or the date of documents incorporated by reference.